Exhibit 10.1

SHARE TRANSFER AGREEMENT

This Agreement is entered into on this 6th day of October, 2026 (the “Execution Date”) by and among the following parties:

Party A (Transferor):

Name: ZHENG Delin;

ID Document Type and Number: [   ]

Party B (Transferee):

Company Name: MINGTENG INTERNATIONAL CORPORATION INC. (“Party B” or the “Transferee”)

Company Registration Number: 381299

Registered Address: [   ]

Party C (Target Company):

Company Name: HK Phoenix Gateway Alliance Limited (“Party C” or the “Target Company”)

Company Number: 78770601

Registered Office Address: [   ]

WHEREAS:

As of the Execution Date, the Target Company has 10,000 issued ordinary shares (all being shares with no par value and fully paid). Party A is the sole legal and beneficial owner of the 10,000 ordinary shares, possesses the right to sell and transfer all such shares (the “Target Shares”), and the Target Shares are free and clear of any Encumbrances.

The Target Company legally and beneficially holds 100% of the equity interest in Shanghai Shangyun Yingfei Technology Co., Ltd. (hereinafter referred to as “Shanghai Shangyun Yingfei”), a Wholly Foreign-Owned Enterprise (WFOE) established within the territory of the PRC. Shanghai Shangyun Yingfei is the wholly-owned parent company of Shanghai Minwen Industrial Co., Ltd. (hereinafter referred to as “Shanghai Minwen”), meaning Shanghai Shangyun Yingfei legally and beneficially holds 100% of the equity interest in Shanghai Minwen.

According to the valuation report (Report No.: PG-HZ-2026-0229) issued by Hangzhou PG Advisory Co., Ltd., as of the valuation benchmark date of December 31, 2025, the market value of the 100% equity interest in Shanghai Minwen is USD 15,074,000.

Party A agrees to sell the Target Shares in accordance with the terms and conditions of this Agreement, and Party B agrees to purchase the Target Shares. Through the acquisition of 100% of the issued shares of the Target Company under this transaction, Party B will indirectly obtain all equity interests in Shanghai Shangyun Yingfei and Shanghai Minwen.

Through friendly negotiations, the Parties hereby agree as follows:

Article 1 Definitions and Interpretation

1.	“Completion” or “Closing”: refers to the completion of the sale, purchase, and closing of the Target Shares by the Parties in accordance with Article 3;

2.	“Completion Date”: refers to the date agreed upon by the Parties in writing; if not otherwise agreed in writing, it shall mean the 5th Business Day after all conditions precedent listed in Article 2 of this Agreement have been satisfied or waived in writing by the entitled party;

3.	“Encumbrance”: refers to any mortgage, pledge, lien, charge, pre-emptive right, trust, option, claim, attachment order, or any form of third-party rights or interests, or any similar encumbrance of any nature;

4.	“Group”: refers to the Target Company, Shanghai Shangyun Yingfei, and Shanghai Minwen;

5.	“Hong Kong”: refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

6.	“Stamp Duty Ordinance”: refers to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong);

7.	“Companies Ordinance”: refers to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

8.	“Valuation Report”: refers to the Valuation Report numbered PG-HZ-2026-0229 issued by Hangzhou PG Advisory Co., Ltd.;

9.	“Business Day”: refers to a day on which licensed banks in Hong Kong are generally open for business (excluding Saturdays, Sundays, and public holidays in Hong Kong);

10.	“Disclosed Information”: refers to the information truthfully and specifically disclosed in writing by Party A to Party B prior to the Execution Date, which is sufficient to enable Party B to reasonably identify the relevant matters;

11.	Headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; the term “including” is not restrictive; and references to any law shall include any amendments, re-enactments, or substitutions thereof from time to time.

Article 2 Target Shares, Transfer Price and Conditions Precedent

1.	Party A agrees to sell the Target Shares to Party B for USD 15,000,000.00 (the “Transfer Price”), and Party B agrees to purchase the Target Shares. The Target Shares shall be transferred at Completion free from any Encumbrances, together with all rights and benefits attached or accruing thereto on and after the Completion Date.

2.	At Completion, Party B shall remit the Transfer Price by wire transfer in immediately available funds to the bank account designated by Party A in writing at least 3 Business Days in advance and reasonably verified by Party B. The payment of the Transfer Price shall be deemed complete upon actual receipt of funds; fees charged by the remitting bank shall be borne by Party B, and fees charged by the receiving bank and intermediary banks shall be borne by Party A. If Party B has a statutory withholding obligation, it shall have the right to withhold taxes in accordance with the law and provide Party A with the tax payment voucher, and such withheld amount shall be deemed to have been paid to Party A.

3.	If Party B delays the payment of any amount payable without justifiable reasons, it shall pay liquidated damages on the overdue amount at a rate of 0.05% per day starting from the due date; if such rate is deemed excessively high by a competent court or arbitration tribunal, it shall be adjusted to the maximum rate enforceable by law. If the delay exceeds 15 days and payment is still not made within 5 Business Days after Party A issues a written demand, Party A may terminate this Agreement and claim damages in accordance with Article 7.

4.	Unless waived in writing by the entitled party, Completion is conditional upon the satisfaction of the following conditions precedent: (1) The Parties have obtained the necessary internal authorizations for the execution and performance of this Agreement; (2) Pre-emptive rights or transfer restrictions applicable to the Target Shares under the Target Company’s Articles of Association have been complied with or validly waived; (3) Party B has completed legal, financial, and tax due diligence on the Group, and the results are reasonably satisfactory to Party B; (4) Material counterparties, bank, or regulatory approvals required for this transaction have been obtained; (5) No material adverse change has occurred between the Execution Date and the Completion Date; and (6) Party A has provided Party B with the Valuation Report, the Group’s latest audited accounts, management accounts, statutory registers, and any other information reasonably requested by Party B.

5.	From the Execution Date to the Completion Date, Party A shall cause the Group to operate in the ordinary course of business; without the prior written consent of Party B, the Group shall not issue shares, declare dividends, incur material indebtedness or provide guarantees, dispose of material assets, enter into abnormal material contracts, engage in material related-party transactions, or undertake any other acts that may materially affect the value of the Group.

Article 3 Closing

1.	At Completion, Party A shall deliver or cause the Target Company to deliver the following documents and items to Party B:

(1) The Bought Note, Sold Note, and Instrument of Transfer duly executed by both Party A and Party B;

(2) The original share certificate for the Target Shares, as well as the resolutions of the board of directors of the Target Company approving the transfer, the registration of Party B as a shareholder, the cancellation of the old share certificate, and the issuance of a new share certificate;

(3) First, validly appoint a natural person director designated by Party B who qualifies under the law and the Articles of Association, followed by the submission of resignation letters by current directors effective upon Completion, along with their confirmations of no claims against the Target Company; the relevant Form ND2A shall be filed with the Companies Registry within the statutory time limit;

(4) The updated Register of Members, Register of Directors, and Significant Controllers Register, Party B’s new share certificate, as well as the Group companies’ statutory registers, Articles of Association, company seals, and accounting, tax, banking, contract, and business records;

(5) Any other documents reasonably requested by Party B to acquire the Target Shares and control over the Group.

2.	At Completion, Party B shall:

(1) Pay the Transfer Price in accordance with Article 2; and

(2) Deliver to Party A and the Target Company the Instrument of Transfer and Bought Note duly executed by Party B, as well as the board resolutions or other authorization documents approving this transaction and authorizing the execution of this Agreement.

3.	The delivery of documents, payment of the Transfer Price, change of directors, and registration in the Register of Members at Completion shall be deemed to occur simultaneously. Unless waived in writing by the entitled party, if any party fails to complete its closing obligations, the other non-defaulting parties may refuse to proceed with Completion without constituting a breach of contract. The legal title to the Target Shares shall transfer to Party B at the time Party B’s name is entered into the Register of Members of the Target Company.

Article 4 Representations, Warranties and Undertakings of Party A

1.	Party A represents, warrants, and undertakes to Party B that, as of the date of this Agreement and the Completion Date, the following matters are true and accurate:

(1) Title and Authority: Party A is the sole legal and beneficial owner of the Target Shares, the Target Shares have been validly issued and fully paid, and are free from any Encumbrances. Party A has the unrestricted right to sell and transfer the Target Shares;

(2) Corporate Existence and Compliance: The Target Company is a private company limited by shares, duly incorporated and validly existing under the Companies Ordinance of Hong Kong; Shanghai Shangyun Yingfei and Shanghai Minwen are limited liability companies duly established and validly existing under PRC law. No entity within the Group has passed any resolution for winding-up, dissolution, or any similar actions, nor has any receiver, liquidator, or administrator been appointed; each Group company has obtained the material licenses necessary for its operations and complies with applicable laws in all material respects;

(3) Share Capital: Other than the Target Shares, the Target Company has no other issued or agreed to be issued share capital, debentures, options, warrants, or rights convertible into shares; Party C is the sole legal and beneficial owner of all equity interests in Shanghai Shangyun Yingfei, and Shanghai Shangyun Yingfei is the sole legal and beneficial owner of all equity interests in Shanghai Minwen, and such equity interests are free from any Encumbrances.

(4) Finance, Liabilities, and Disclosure: The financial statements of the Group provided to Party B truly and fairly reflect its financial condition during the relevant periods in all material respects; except for the Disclosed Information, the Group has no material undisclosed liabilities, guarantees, related-party transactions, or off-balance-sheet obligations; all information provided by Party A to Party B regarding the Group is true, complete, and not misleading in all material respects;

(5) Tax and Disputes: The Group has lawfully filed all material tax returns and paid all taxes due, and there are no undisclosed material tax investigations, litigations, arbitrations, administrative penalties, or potential claims;

(6) Material Contracts and Assets: The material contracts of the Group remain in full force and effect, and there are no undisclosed circumstances where such contracts would automatically terminate or constitute a breach as a result of this transaction; the Group possesses lawful rights to its material assets, intellectual property, and business information;

(7) Labor and Data: The Group complies with applicable labor, social insurance, personal data, and data security regulations in all material respects;

(8) No Material Adverse Change: From the valuation benchmark date to the Completion Date, except for the Disclosed Information, no event has occurred that would constitute a material adverse effect on the Group’s assets, liabilities, business, or results of operations.

8.1 The occurrence of any of the following circumstances shall be deemed a material adverse change as described in Section 8 of this Article, unless such circumstances have been disclosed in the Disclosed Information:

(a) During the period from the valuation benchmark date (inclusive) to the Completion Date (inclusive), the Group incurs new liabilities (including but not limited to new borrowings, bonds payable, finance lease payables, and other financing liabilities) in a single or cumulative amount reaching or exceeding RMB 20 million;

(b) During the aforementioned period, the Group creates new external guarantees, including but not limited to providing guarantees for third-party debts in the form of surety, mortgage, pledge, or otherwise, or executing legal documents in the nature of a guarantee;

(c) During the aforementioned period, the Group’s performance falls below 50% of its performance in the same period of the preceding year. “Performance” in this item refers to the audited consolidated net profit of the Group, or any other financial metric otherwise agreed by the Parties in writing;

(d) In addition to the circumstances listed in items (a) through (c) above, any other event or circumstance occurs during the period from the valuation benchmark date (inclusive) to the Completion Date (inclusive) that causes or is likely to cause a material adverse effect on the Group’s assets, liabilities, business, or results of operations.

2.	If Party A breaches any representation, warranty, or undertaking in this Article, Party A shall indemnify Party B and/or the Group for the losses, liabilities, costs, and expenses reasonably and actually suffered as a result thereof, subject however to the procedures and limitations set forth in Article 7. Each warranty is an independent warranty and shall not automatically lapse upon Completion, Party B’s investigation, or Party B’s knowledge of any matter, except for matters that have been truthfully and specifically disclosed in the Disclosed Information.

3.	The representations and warranties in this Article are made as of the Execution Date and shall be deemed to be repeated as of the Completion Date based on the facts existing at that time. If Party A becomes aware prior to Completion that any warranty is untrue, inaccurate, or misleading, it shall immediately notify Party B in writing; such notice itself shall not constitute a waiver by Party B of the relevant breach.

Article 5 Representations, Warranties and Undertakings of Party B

Party B represents, warrants, and undertakes to Party A that: it is duly established and validly existing under the laws of its place of incorporation; it possesses all requisite corporate power, authority, and approvals to execute and perform this Agreement; its source of funds is lawful and complies with applicable anti-money laundering, anti-bribery, and sanctions laws; the execution and performance of this Agreement will not breach any laws, articles of association, or contracts binding upon it; and Party B will provide information regarding its beneficial owners, source of funds, and authorized signatories upon request.

The representations and warranties of Party B are made on the Execution Date and shall be deemed repeated on the Completion Date based on the facts existing at that time.

Article 6 Stamp Duty, Tax and Registration

1.	The Parties shall strictly comply with the applicable time limits prescribed by the Stamp Duty Ordinance for stamping the Bought Note, Sold Note, and Instrument of Transfer. If the sale and purchase is effected in Hong Kong, the Bought Note and Sold Note should generally be stamped within 2 days after the sale; if effected outside Hong Kong, they should generally be stamped within 30 days after the sale. Non-gift instruments of transfer executed in Hong Kong should be stamped before execution; if executed outside Hong Kong, they should generally be stamped within 30 days after execution. The final deadlines shall be subject to the applicable requirements of the Stamp Duty Ordinance and the Stamp Office at the time.

2.	The Buyer and Seller shall respectively bear the ad valorem stamp duty on the contract notes as required by law, and the fixed stamp duty on the Instrument of Transfer shall be borne by Party B. The tax base, exchange rate, and final tax amount shall be subject to the assessment by the Stamp Office; if the fair market value of the Target Shares is higher than the Transfer Price, stamp duty may be assessed based on the higher value. Any penalties and additional costs resulting from a party’s delay, misrepresentation, or failure to provide information shall be borne by such party.

3.	The duly stamped Instrument of Transfer shall be submitted to the Target Company immediately. The Target Company shall update the Register of Members at Completion or within no more than 5 Business Days thereafter, and complete the issuance of the new share certificate and related corporate records within the statutory time limit.

Article 7 Default, Indemnification and Limitation of Liability

1.	Any party in breach of this Agreement shall indemnify the non-defaulting party for the direct losses, liabilities, and reasonable legal and professional fees reasonably and actually suffered as a result thereof. The claiming party shall take measures to mitigate losses to the extent reasonably practicable and shall not be entitled to double recovery for the same loss.

2.	Except for the following matters, Party A’s cumulative aggregate liability for indemnification under this Agreement shall not exceed the Transfer Price actually received by it, and shall not include purely indirect or consequential losses:

(1) Defects in the ownership of or the right to dispose of the Target Shares;

(2) Tax liabilities originating prior to the Completion Date;

(3) Fraud, intentional misrepresentation, deliberate concealment, or willful breach; and

(4) Liabilities that cannot be limited or excluded by law.

3.	General warranty claims must be notified to Party A in writing within 24 months after the Completion Date; tax claims must be notified within 6 months after the expiration of the relevant statutory tax recovery period; claims relating to title and fraud are not subject to the aforementioned contractual time limits, but shall remain subject to the mandatory provisions of applicable law. The notice of claim shall reasonably articulate the factual basis and the estimated amount.

Article 8 Governing Law and Dispute Resolution

1.	The formation, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

2.	Any dispute arising out of or in connection with this Agreement (including the existence, validity, interpretation, performance, breach, or termination of this Agreement) shall first be resolved through good faith negotiation by the Parties; if it cannot be resolved within 15 days after any party issues a dispute notice, it shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for final resolution by arbitration in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong, the arbitral tribunal shall consist of one (1) arbitrator, and the language of the arbitration shall be Chinese; however, if the evidence is in English, the English text may be submitted directly. The arbitral award shall be final and binding on the Parties. Any party may apply to a competent court or an emergency arbitrator for interim or conservatory measures.

Article 9 Miscellaneous

1.	Unless otherwise provided in this Agreement, no party may assign its rights, interests, or obligations under this Agreement without the prior written consent of the other parties; however, Party B may assign its rights to its affiliates after Completion, provided that Party B shall remain jointly and severally liable for the relevant obligations and shall provide prior written notice to the other parties.

2.	This Agreement constitutes the entire agreement among the Parties with respect to the transaction contemplated herein. This Agreement may not be amended, modified, or supplemented unless by a written instrument signed by the Parties. A failure or delay by any party to exercise any right shall not constitute a waiver thereof.

3.	This Agreement is executed in Chinese in triplicate, with Party A, Party B, and Party C each holding one copy, and each copy shall have equal legal effect. This Agreement may be executed in counterparts and signature pages may be exchanged electronically; provided, however, that documents required by law to be stamped or registered with the Companies Registry in physical original form must be executed separately and delivered in original.

4.	This Agreement shall become effective upon due execution by the Parties; the legal title to the Target Shares shall transfer only when Party B is entered into the Register of Members of the Target Company.

5.	If any provision of this Agreement is held to be invalid or unenforceable, the validity of the remaining provisions shall not be affected, and the Parties shall replace the invalid or unenforceable provision with a valid provision that most closely approximates the original commercial intent.

6.	Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any of its terms.